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                                                              EXHIBIT 99.1

[RAILAMERICA LOGO] RAILAMERICA

AT THE COMPANY                                       FOR IMMEDIATE RELEASE
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Wayne A. August                                      January 7, 2002
Assistant Vice President Investor Relations
(561) 994-6015

      RailAmerica Completes Acquisition Of StatesRail; Increases Number of
                            Railroad Operated to 47

BOCA RATON, FL - JANUARY 7, 2002 -- RailAmerica, Inc. (NYSE: RRA), the world's largest short line and regional railroad operator, today announced that it has completed its acquisition of the stock of the StatesRail companies for $90 million. The final purchase price consisted of approximately $67 million in cash, and approximately $23 million in RailAmerica common stock. The Company stated that the cash portion of the transaction was completed using a portion of proceeds from its recent common stock private placement as well as financing provided by its senior bank group.

         StatesRail, a privately owned group of railroads headquartered in Dallas, Texas, is one of the leading short line railroad operators in the United States. It owns and operates eight railroads (including seven freight railroads and a tourist railroad in Hawaii) with 1,647 miles of track in 11 states, approximately 100 locomotives, 2,600 railcars and 400 employees.

         "We are excited to have the well-managed StatesRail organization join our RailAmerica family of railroads," said Gary O. Marino, Chairman, President & CEO of RailAmerica. "Geographically, these railroads expand our reach into seven new states and clusters our rail operations in areas offering future growth potential. Additionally, this transaction was accomplished in a manner that de-leverages our capital structure."

         RailAmerica, Inc. (www.railamerica.com), the world's largest short line and regional railroad operator, now owns 47 short line and regional railroads operating approximately 12,500 route miles in the United States, Canada, Australia and Chile. In North America, the Company's railroads operate in 29 states and six Canadian provinces. Internationally, the Company operates an additional 4,300 route miles under track access arrangements in Australia and Argentina. In October 2001, RailAmerica was ranked 85th on Forbes magazine's list of the 200 Best Small Companies in America; in July 2001, the Company was named to the Russell 2000(R) Index.

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